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                                                                     EXHIBIT 8.1

                    [LETTERHEAD OF CAHILL GORDON & REINDEL]









Chicago Bridge & Iron Company N.V.
P.O. Box 74658
1070 BR Amsterdam
The Netherlands

Gentlemen:

        We hereby confirm the discussion set forth in the Prospectuses for Chicago Bridge & Iron Company N.V. (the "Company") dated ________, 1997, contained in the Registration Statement on Form S-1 of the Company, which discussion is set forth under the heading "Taxation-United States Federal Income Taxes."

        We hereby consent to the filing of this opinion as an exhibit to such Registration Statement and the reference to the above-mentioned opinion under "Taxation-United States Federal Income Taxes." In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                        Very truly yours,